Exhibit 99

MERITAGE HOSPITALITY GROUP INC.
1971 East Beltline Ave., N.E., Suite 200
Grand Rapids, MI 49525

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Telephone: (616) 776-2600
Facsimile: (616) 776-2776
www.meritagehospitality.com

FOR IMMEDIATE RELEASE
CONTACT: Robert E. Schermer, Jr.
Meritage Hospitality Group Inc.
616/776-2600

MERITAGE APPOINTS CHIEF FINANCIAL OFFICER

        GRAND RAPIDS, Michigan, April 11, 2005. Meritage Hospitality Group Inc. (AMEX: MHG), the nation’s only publicly traded Wendy’s franchisee and the nation’s first O’Charley’s franchisee, today announced the appointment of Gary A. Rose as Vice President, Chief Financial Officer and Treasurer, to be effective as of April 14, 2005. Mr. Rose will be responsible for the Company’s finance, accounting and treasury functions.

        Meritage’s Chief Executive Officer, Robert E. Schermer, Jr., stated, “We are very pleased to have Gary join our executive management team. Gary is a CPA and experienced senior accounting executive who brings broad-based financial experience from real estate, manufacturing and retail operations. His background and experience will play a critical role in the continued development and growth of our multi-unit restaurant business.” Prior to joining Meritage, Rose held a variety of positions including six years in public company accounting with the Deloitte & Touche accounting firm, nine years as Corporate Controller of a $230 million manufacturing company owned by the Wall Street equity firm Kohlberg Kravis Roberts & Co., four years as Vice President and CFO of Consolidated Vendors, a multi-state owner and operator of vending machines, and most recently with a commercial real estate development firm in Grand Rapids, Michigan.

        Meritage is one of the nation’s premier franchise operators. The Company is the only publicly traded Wendy’s franchisee, operating 48 “Wendy’s Old Fashioned Hamburgers” restaurants throughout Western and Southern Michigan and serving more than nine million customers annually. Meritage has been one of the fastest growing Wendy’s franchisees within the Wendy’s franchise system over the past five years. Meritage is also the nation’s first and only publicly traded O’Charley’s franchisee, currently operating two stores in Michigan, wherein it holds the exclusive right to develop O’Charley’s restaurants.